Exhibit 10.8

ETSY, INC.

March 24, 2015

Chad Dickerson

Dear Chad,

Etsy, Inc. (“Etsy” or the “Company”) is pleased to confirm your continuing full-time employment on the following terms, effective upon the effective date of the registration statement filed by Etsy with the Securities and Exchange Commission for its initial offering of common stock to the public (the “IPO Date”):

You will continue to serve as President and Chief Executive Officer, reporting to the Board of Directors. Your salary is $300,000 per year (paid in accordance with the Company’s standard payroll schedule). This salary will be subject to adjustment pursuant to Etsy’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. Your target bonus for 2015 will be 75% of your base salary. The bonus (if any) will be based on criteria established by Etsy’s Compensation Committee or the Board of Directors. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by Etsy at the time of payment. The determinations of Etsy’s Board of Directors or Compensation Committee with respect to your bonus will be final and binding.

Your outstanding equity awards remain subject to the terms and conditions of the plan under which such awards were granted and to the terms and conditions of the applicable equity award agreement. In addition, you are eligible for the grant of future equity awards at the discretion of Etsy’s Board of Directors and/or its Compensation Committee.

As a regular employee of Etsy, you are eligible to participate in a number of Company-sponsored benefits, as in effect from time to time. In addition, you are entitled to paid time off in accordance with Etsy’s paid time off policy, as in effect from time to time.

Your employment with Etsy is for no specific period of time and is “at will,” meaning that you have the right to terminate your employment at any time for any reason, with or without cause, and Etsy reserves for itself an equal right. Any contrary representations that may have been made to you are superseded by this letter agreement. The terms of this agreement may only be changed in an express written agreement signed by you and a duly authorized Etsy officer (other than you). In addition, notwithstanding that your employment is “at will,” you are eligible to participate in Etsy’s Severance Plan and Change in Control Severance Plan, each as may be amended from time to time, effective as of the IPO Date.

All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You

Chad Dickerson

March 24, 2015

agree that Etsy does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against Etsy or its Board of Directors related to tax liabilities arising from your compensation. You are encouraged to obtain your own tax advice regarding your compensation from Etsy.

While you work for Etsy, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest. You also confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Etsy.

Except as otherwise set forth herein, this letter agreement and your Proprietary Information and Assignment Agreement with Etsy constitute the complete agreement between you and Etsy, contain all of the terms of your employment with Etsy and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and Etsy. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized Etsy officer (other than you).

This letter and the resolution of any disputes relating in any way to this letter or your employment with Etsy will be governed by New York law (excluding laws relating to conflicts or choice of law). In addition, you and Etsy submit to the exclusive jurisdiction and venue of the federal and state courts within the City of New York with respect to any such disputes.

You may indicate your agreement with these terms by signing and dating this letter agreement and returning it to me. If you have any questions, please contact me.

Very truly yours,

Fred Wilson

Lead Independent Director, Etsy, Inc.

I have read and accept this employment offer:

Name:	Chad Dickerson

Signature:

Date:	March 24, 2015